Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Aaron’s, Inc. and subsidiaries listed below of our reports dated February 25, 2011, with respect to the consolidated financial statements of Aaron’s, Inc.’s and subsidiaries, and the effectiveness of internal control over financial reporting of Aaron’s, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
(1)	Registration Statement (Form S-8 No. 333-160357) dated June 30, 2009 pertaining to the Aaron’s, Inc. Deferred Compensation Plan

(2)	Registration Statement (Form S-8 No. 333-171113) dated December 10, 2010 pertaining to the 2001 Stock Option and Incentive Award Plan, as Amended and Restated, and Aaron’s, Inc. Employees Retirement Plan and Trust, as Amended and Restated
/s/ Ernst & Young LLP
Atlanta, Georgia
February 25, 2011